Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bojangles’, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statement (No. 333-203268) on Form S-8 of Bojangles’, Inc. of our report dated March 11, 2016, with respect to the consolidated balance sheets of Bojangles’, Inc. and subsidiaries as of December 27, 2015 and December 28, 2014, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 27, 2015, which report appears in the December 27, 2015 annual report on Form 10-K of Bojangles’, Inc.

/s/ KPMG LLP

Charlotte, North Carolina

March 11, 2016